Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Vice President & Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL ANNOUNCES FIRST-QUARTER 2006 FINANCIAL RESULTS

Company Achieves Revenue Growth of 32%;

Patent Litigation Settlement Strengthens Balance Sheet

BOSTON, Mass., May 9, 2006 – NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of migraine headaches, stroke and other potential brain attacks, today announced financial results for the first quarter ended March 31, 2006.

First-Quarter Results

First-quarter 2006 total revenues increased 32% to approximately $6.9 million compared with approximately $5.3 million for the quarter ended March 31, 2005. Total revenues for the first quarter of 2006 included approximately $1.2 million of net royalties, compared to approximately $1.1 million for the same period in 2005. Worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for the first quarter of 2006 rose approximately 38% year-over-year to approximately $5.7 million compared with approximately $4.1 million for the first quarter of 2005. The growth in implant sales was attributable to a $1.8 million increase in North American sales to approximately $5.1 million from approximately $3.3 million in the first quarter of 2005. European implant sales in the first quarter of 2006 were approximately $600,000 compared with approximately $800,000 in the same period in 2005.

For the first quarter of 2006, NMT Medical reported net income of approximately $12.8 million, or $0.93 per share on a fully diluted basis. This compares with a net loss of approximately $1.5 million, or $0.13 per share, for the comparable period in 2005. Net income for the first quarter of 2006 includes a one-time net gain from a legal settlement of approximately $15.2 million.

Comments on the First Quarter

“NMT’s first-quarter financial results were ahead of our expectations,” stated President and Chief Executive Officer John E. Ahern. “Despite some weakness in European sales, CardioSEAL® and STARFlex® implant sales increased approximately 38% compared with the first quarter of 2005 on the strength of sales in North America. Royalty income continued to generate greater than $1 million in revenue.”

“In late March, we announced the favorable settlement of a long-running patent infringement lawsuit with AGA Medical Corporation (AGA),” said Ahern. “AGA agreed to make a cash payment of $30 million to NMT and was granted a nonexclusive sublicense to the patent involved in the litigation. The $30 million settlement was split between NMT and Lloyd A. Marks, M.D., after NMT’s legal fees and expenses. We believe that this settlement affirms NMT’s position as a leader in innovation and technology for the PFO (patent foramen ovale) closure market. Intellectual property is what defines our company. We currently hold 18 patents and have more than 60 in process and intend to continue to protect them to maintain our competitive advantage.”

“During the first quarter of 2006, NMT presented initial results from its first PFO/migraine clinical trial, MIST (Migraine Intervention with STARFlex® Technology),” said Ahern. “While the trial did not meet the primary endpoint of migraine cessation, which had been reported in earlier retrospective studies, it did affirm our belief that PFO closure in certain patients with migraine headaches provides a potentially significant treatment effect. The MIST trial is an important step forward for NMT, providing us with valuable data that will enable us to improve the design of our more comprehensive PFO/migraine studies such as MIST II. At this time, there is still a considerable amount of data to be analyzed prior to publishing the final results.”

“We were the first company in the market to initiate and complete a study designed to determine the safety and effectiveness of PFO closure in migraine patients,” continued Ahern. “We recently began a series of discussions with the U.S. Food and Drug Administration (FDA) to apply the knowledge we gained in the MIST study to modify MIST II, our pivotal, FDA approved, PFO/migraine study in the U.S. It is our goal to rapidly implement any necessary modifications to develop a successful U.S. trial with attainable endpoints.”

“In November 2005, we completed enrollment in our BEST (BioSTAR™ Evaluation STudy) trial in the UK,” continued Ahern. “We currently expect to report data from the six-month follow-up on May 16, 2006 at the Late-Breaking Clinical Trials session at EuroPCR, the largest interventional cardiology meeting in Europe. BioSTAR™ represents the first in a series of next-generation biological septal closure technologies being developed by NMT. BioSTAR™ incorporates a bioabsorbable collagen matrix that is replaced over time by the patient’s native tissue. Preliminary data from the BEST trial suggests a more rapid, complete and natural sealing of septal defects like PFO compared with current methods.”

“Having completed one PFO trial and with four in progress, we plan to continue our investments in our clinical trials and European market development activities during 2006,” said Vice President and Chief Financial Officer Richard E. Davis. “Our cash position continues to provide us with the financial flexibility we need to fund our new product development and clinical activities. Our balance sheet remained strong at March 31, 2006, as we ended the quarter with approximately $28.9 million in cash, cash equivalents and marketable securities compared with approximately $31.5 million at the end of 2005. With the recent settlement with AGA, our current cash position is approximately $44.5 million.”

Business Outlook

Ahern said, “The events of this past quarter have made us wiser and stronger as a company. The MIST trial has indicated that there is an unmet demand for alternative therapies for certain migraine sufferers. Working with the FDA, our clinicians and advisors, NMT will make the appropriate adjustments to our ongoing clinical trials to maintain our leadership position. Our sole focus as a medical device manufacturer is the PFO closure market. Going forward, we will continue to advance our technologies to best address this market opportunity.”

Davis concluded, “Due to the increasing awareness that we believe we are experiencing in both the U.S. and UK surrounding the benefits of PFO closure, we currently expect a 5%-8% increase in revenues in the second quarter of 2006 compared with the second quarter of 2005. We intend to use NMT’s share of the settlement with AGA to accelerate our investments in our clinical trials, new technology initiatives and future sales and marketing programs. The settlement will provide the Company with an additional source of funds, allowing for more flexibility in spending and inventory management. We currently anticipate ending 2006 with $27 million to $30 million in cash, cash equivalents and marketable securities.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the full-year 2006. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log on to the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (800) 289-0496 or (913) 981-5519 (Conference ID: 6421625). For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of migraine headaches, stroke and other potential brain attacks through minimally invasive, catheter-based procedures. NMT Medical is investigating the potential connection between a common cardiac defect called a PFO and brain attacks such as migraine headaches, stroke and transient ischemic attacks (TIAs). A PFO can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 20,000 PFOs have been closed globally with NMT’s minimally invasive, catheter-based implant technology.

The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset. Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and 500,000 Americans experience a TIA.

The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit http://www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment and outcome of the Company’s MIST, MIST II, MIST III, BEST and CLOSURE I trials, as well as its BioSTAR™ and BioTREK™ programs, the Company’s financial, sales and profitability expectations, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad, the Company’s investment in product development, and maintenance of the Company’s cash position – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues:
Product sales	$5,699,520	$4,125,239
Net royalty income	1,232,175	1,144,500

	6,931,695	5,269,739

Expenses:
Cost of product sales	1,474,905	1,178,523
Research and development	4,360,817	2,843,774
General and administrative	1,693,219	1,484,508
Selling and marketing	2,073,549	1,416,474

Total costs and expenses	9,602,490	6,923,279

Net gain from settlement of litigation	15,208,726	—

Income (loss) from operations	12,537,931	(1,653,540)

Other Income (Expense):
Interest income, net	291,116	170,643
Foreign currency transaction loss	(6,453)	(55,623)

Total other income, net	284,663	115,020

Net income (loss)	$12,822,594	$(1,538,520)

Net income (loss) per common share:
Basic	$1.02	$(0.13)

Diluted	$0.93	$(0.13)

Weighted average common shares outstanding:
Basic	12,626,276	12,154,721

Diluted	13,747,066	12,154,721

NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	At March 31, 2006	At December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$16,215,555	$10,390,139
Marketable securities	12,703,554	21,116,346
Receivable from settlement of litigation	30,000,000	—
Accounts receivable, net	3,068,405	2,846,684
Inventories	1,728,010	1,726,300
Prepaid expenses and other current assets	3,739,801	3,605,540

Total current assets	67,455,325	39,685,009
Property and equipment, net	853,843	804,769

	$68,309,168	$40,489,778

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,471,714	$2,654,399
Accrued expenses	6,735,696	6,515,809
Due on settlement of litigation	14,216,274	—

Total current liabilities	23,423,684	9,170,208

Stockholders’ equity:
Preferred stock, $.001 par value Authorized—3,000,000 shares Issued and outstanding—none	—	—
Common stock, $.001 par value Authorized—30,000,000 shares Issued—12,750,055 and 12,635,832 shares in 2006 and 2005, respectively	12,750	12,636
Additional paid-in capital	48,954,345	48,232,778
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive loss	(31,195)	(52,834)
Accumulated deficit	(3,930,816)	(16,753,410)

Total stockholders’ equity	44,885,484	31,319,570

	$68,309,168	$40,489,778